SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                       _______________

                          FORM 8-K

                       CURRENT REPORT

           PURSUANT TO SECTION 13 or 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934



 Date of report (Date of earliest event reported):
                      February 18, 2005

                         FLYi, Inc.
     (Exact Name of Registrant as Specified in Charter)

   Delaware                0-21976                13-3621051

State or Other          Commission File          IRS Employer
Jurisdiction of             Number            Identification No.
Incorporation


   45200 Business Court, Dulles, VA                20166
   (Address of Principal Executive Offices)     (Zip Code)


 Registrant's telephone number, including area code:
                       (703)650-6000


                             N/A
    (Former Name or Former Address, if Changed Since Last
                           Report)

Item 7.01 Regulation FD Disclosure

On February 22, 2005, FLYi, Inc. (NASDAQ/NM: FLYI), parent of low-fare airline Independence Air, issued a press release stating that on February 18, 2005 it successfully completed a consensual restructuring of its financial obligations. The restructuring includes agreements with a majority of the company's aircraft creditors. A copy of the press release containing the announcement is included as Exhibit 99.1 to this current Report and is incorporated herein by reference. This Form 8-K is filed to provide additional details with respect to the restructuring of the Company's obligations with respect to various aircraft lenders and lessors. The Company will file an additional Form 8-K within four business days to provide information under Items 1.01, 2.03 and 3.02 with respect to the restructuring.

CRJ Aircraft:

The Company has restructured its payment obligations on 50-seat Canadair Regional jets (CRJ) used in the Company's
Independence Air operations through a combination of payment deferrals and lease terminations.

Lease Terminations - For 24 CRJ aircraft that are financed through leveraged leases, the Company has amended the operative lease agreements to provide that the leases will be terminated and the aircraft returned to the applicable lessors. Almost all of these aircraft will be returned during the first and second quarters of 2005 and the remainder in July 2005. These 24 aircraft to be terminated include the 10 early lease terminations previously announced by the Company in a Form 8-K filed on January 11, 2005. For these 24 aircraft, lease payment obligations due between January 1, 2005 and the termination of the leases have been reduced. These lease terminations will reduce the Company's payments during the period from January 2005 through February 2007 by $81 million. The Company will be required to meet certain return conditions and to deliver the aircraft by agreed dates, but upon satisfaction of these obligations will have no further rent obligations with respect to these aircraft. The Company has also agreed with GE Commercial Aviation Services, Inc. and certain of its affiliates ("GECAS") on certain financial milestones to be measured for various periods from the second quarter of 2005 through the first quarter of 2006. If these milestones are not met, GECAS would have the right to terminate leases for up to 8 additional CRJs.

Lease Deferrals - For a total of 52 CRJ aircraft that are financed through leveraged leases or through mortgage loan financing, the Company has amended the operative lease or loan agreements to revise the rental structure from semi-annual payments to monthly payments and to defer approximately $70 million of the rent or loan payments that would have been due. The result is a deferral of rent between January 2005 and February 2007. The deferred lease and loan payments will be repaid on a monthly basis beginning in May 2006.

Other CRJs - As previously disclosed, the Company sold four CRJs in December 2004. Proceeds from the sale were approximately $50 million. In order to complete this transaction, the Company applied approximately $30 million of deposits with Bombardier to pay down an interim loan on two of the aircraft in order to release liens prior to the sale of these aircraft. Also as previously disclosed, one CRJ was removed from the fleet and placed in the hands of the lender in January 2005 after the lender in the leveraged lease did not agree to participate in the restructuring and filed a lawsuit in the Supreme Court of the State of New York, County of New York to repossess the aircraft. Six CRJ aircraft that continue to be used in the Company's Independence Air operations and that were financed with leveraged lease debt using an enhanced equipment trust certificate (EETC) securitization were not subject to negotiations or restructuring agreements between the Company and its creditors.

J-41 Turboprop Aircraft

Prior to the restructuring, the Company retained 30 British Aerospace J-41 turboprop aircraft that were previously retired from the Company's operating fleet and are not currently used in Independence Air operations. The Company reached agreements with lessors and lenders of 21 of these aircraft for the consensual early termination of the leases, the return the aircraft to the lessors, and the elimination of future rent obligations. These lease terminations will reduce the Company's net payments during the period from January 2005 through February 2007 by $13.5 million. The Company will be responsible for certain return obligations with respect to these aircraft, but upon satisfaction of these obligations will have no further rent obligations with respect to these aircraft. The Company will retain its obligations for eight J-41s, seven of which are financed by its EETC securitization and were not subject to negotiations or restructuring agreements between the Company and its creditors, and one of which is leased by a party that declined to participate in the restructuring. One other J-41 is owned by the Company and is being offered for sale. The Company has committed to retire the remaining loan obligations on that aircraft within an agreed period of time.

$16 Million Term Loan

The Company also entered into definitive agreements with GECAS, for a 5-year term loan in the amount of $16.1 million secured by CRJ spare engines and parts. The principal amount of this loan was advanced on February 18, 2005.

328Jet Aircraft

The Company had previously disclosed that it had the right to assign 30 Fairchild Dornier 328 regional jet (328Jet) aircraft formerly used in the Company's Delta Connection operations to Delta Air Lines, Inc. ("Delta") and to require Delta to assume the aircraft leases as a result of the Company's Delta Connection agreement being terminated without cause, but that the Company would be liable for future obligations under the leases in the event that Delta at any time did not fulfill those obligations. The Company is currently in the process of delivering these aircraft to Delta, but as part of its restructuring effort, it has also secured commitments from lenders in the leveraged leases controlling these aircraft to release the Company from future obligations to them under the 328Jet leases upon assignment of those aircraft to Delta. With these agreements, the Company has completed an essential element of its restructuring by eliminating a contingent liability to lenders on these aircraft.

The Company remains responsible for the lease payments for the 30 328Jets to be assigned to Delta until the assignment to Delta is completed. Delta is reimbursing these payments on a weekly basis prior to the assignment. The Company made a partial payment consisting of interest only on the lease payments that were due in January 2005 and has been forwarding payments received from Delta to the applicable lease parties as received, but has agreed to pay the balance of the January lease payment, in the approximate amount of $7.3 million, by February 28, 2005. It anticipates that it will be fully reimbursed by Delta at the time of the aircraft assignment. The Company obtained rent deferrals similar to those reached on its CRJ fleet for the remaining two leased 328Jets that are not being assigned to Delta, and owns one other 328Jet aircraft that the Company is offering for sale.

Equity and Other Consideration To Be Provided by the Company

In exchange for concessions from aircraft financing parties, the Company agreed to issue approximately 8.3 million additional shares of FLYi stock, representing approximately 18.3% increase in the number of the Company's common shares outstanding. A portion of those shares will be issued directly to creditors as equity and a portion will be in issued under convertible non-interest bearing notes. These notes will be convertible at the holder's option in the future or by the Company at the expiration of the term of the note. The Company also agreed to file a resale registration statement covering the possible sale of these shares. In addition, the Company has issued or will issue approximately $6.1 million of unsecured notes and agreed to provide certain other consideration associated with termination of certain of its J-41 turboprop aircraft.

Interest Payments on Outstanding Convertible Notes

On February 15, 2005 the Company determined not to make the interest payment on its 6% Convertible Notes due 2034, exercising its rights to defer payment on those notes for a 30-day grace period. As a result of concluding its restructuring efforts, on February 18, 2005 the Company paid the trustee the interest owing under its 6% Convertible Notes due 2034, and the note trustee has commenced the process of paying this interest over to the noteholders.

This filing on Form 8-K contains forward-looking statements and is made as of February 22, 2005, and the Company undertakes no obligation to update its disclosures, whether as a result of developments in its efforts, or as a result of any other new information, future events, changed expectations or otherwise, prior to its next required filing with the Securities and Exchange Commission. Such forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results of the Company to be materially different from those reflected in such forward-looking statements. Such risks and uncertainties include, among others: the ability of the Company to effectively implement its low-fare business strategy utilizing regional jets and Airbus aircraft, and to compete effectively as a low-fare carrier, including passenger response to the Company's new service, and the response of competitors with respect to service levels and fares in markets served by the Company; the ability to expand the Company's customer base through third party distribution services; the ability to successfully and timely complete the acquisition of its Airbus aircraft, and to successfully integrate these aircraft into its fleet; the effects of high fuel prices on the Company; the ongoing deterioration in the industry's revenue environment; and general economic and industry conditions; and other risk factors that are more fully disclosed under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the year ended December 31, 2003, its Quarterly Report Form 10-Q for the period ended September 30, 2004 and in subsequently filed Forms 8-K.


SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 FLYi, Inc.



Date:  February 22, 2005         By:  /S/ David W. Asai
                                 David W. Asai
                                 Vice President, Controller
                                 and Chief Accounting Officer